Exhibit 99.01
Eastman Announces Third-Quarter 2022 Financial Results

KINGSPORT, Tenn., October 27, 2022 – Eastman Chemical Company (NYSE:EMN) announced its third-quarter 2022 financial results.

The company delivered third-quarter results in line with its mid-September update:

•Reached a definitive agreement with PepsiCo to baseload our planned third molecular recycling facility.
•Third-quarter revenue increased 13 percent excluding the impacts of the divested rubber additives and adhesives resins product lines and foreign currency exchange rates.
•Implemented double-digit price increases across all operating segments to offset significant levels of continued inflation.
•Taking decisive actions to reduce costs by approximately $150 million in 2023.

(In millions, except per share amounts; unaudited)	3Q2022	3Q2021
Sales revenue	$2,709	$2,720
Earnings before interest and taxes ("EBIT")	324	370
Adjusted EBIT*	333	445
Earnings per diluted share	2.46	2.57
Adjusted earnings per diluted share*	2.05	2.46
Net cash provided by operating activities	256	547

*For non-core and unusual items excluded from adjusted diluted EPS and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5, and 6.

“Our team has done an excellent job managing through a challenging environment, including driving mix improvement with innovative products and demonstrating commercial excellence in our pricing,” said Mark Costa, Board Chair and CEO. “We remained focused on implementing significant price increases to offset higher raw material, energy, distribution, and other costs, which were at a higher level in the third quarter than at any other time during this inflationary period. Our focus for the remainder of the year is on generating strong operating cash flow and driving progress on milestones for our key growth initiatives. We are excited to have reached a definitive agreement with PepsiCo for our third planned molecular recycling facility, demonstrating our leadership position to create significant value in the circular economy.”

Corporate Results 3Q 2022 versus 3Q 2021

Sales revenue was unchanged as 14 percent higher selling prices were offset by a 10 percent unfavorable impact from divested businesses and a 3 percent unfavorable impact from foreign currency exchange rates. Sales volume/mix was down 1 percent.

Selling prices increased approximately $380 million in response to significantly higher raw material, energy, and distribution prices. Product mix improved due to the strength of our innovation-driven growth model, driven by transportation and medical end markets, which was offset by lower sales volume attributed to slowing demand across several key end markets, including building and construction and industrial. Sales volume was also impacted by a power outage at our Kingsport, Tennessee, site in late July and logistical constraints.

Adjusted EBIT decreased due to the impact of divested product lines, higher manufacturing costs due to planned and unplanned manufacturing maintenance, unfavorable foreign currency exchange rates, and continued investment in growth, partially offset by lower selling, general and administrative (SG&A) expenses. Spreads were approximately flat as higher selling prices offset higher raw material, energy, and distribution costs, with energy costs accelerating through the quarter.

Segment Results 3Q 2022 versus 3Q 2021

Advanced Materials – Sales revenue increased 15 percent due to 16 percent higher selling prices and 3 percent higher sales volume/mix, partially offset by a 4 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices across the segment were led by specialty plastics and advanced interlayers due to higher raw material, energy, and distribution prices. Improved product mix was led by improvement in the global automotive market and a modest improvement in other markets. Sales volume growth was limited by the unplanned shutdown and logistical constraints.

Adjusted EBIT increased slightly as improved product mix was mostly offset by an unfavorable impact from foreign currency exchange rates and lower sales volume and higher manufacturing costs resulting from the unplanned shutdown. Spreads were slightly favorable as higher selling prices more than offset higher raw material, energy, and distribution costs.

Additives & Functional Products – Sales revenue increased 12 percent due to 16 percent higher selling prices and 1 percent higher sales volume/mix, partially offset by a 5 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices, led by care additives, were due to higher raw material, energy, and distribution prices. Cost pass-through contracts contributed approximately half of the selling price increase in the segment. Higher sales volume/mix was driven by favorable mix in aviation fluids end markets, partially offset by weakening demand in the building and construction and industrial end markets.

Adjusted EBIT decreased slightly due to unfavorable impact from foreign currency exchange rates.

Chemical Intermediates – Sales revenue increased 3 percent due to 14 percent higher selling prices attributed to higher raw material, energy, and distribution prices, partially offset by 9 percent lower sales volume/mix. The lower volume/mix was due to slowing end-market demand, customer destocking, and both planned and unplanned manufacturing maintenance.

Adjusted EBIT decreased due to lower sales volume/mix, the normalization of spreads, and higher manufacturing costs, partially offset by lower SG&A expenses.

Fibers – Sales revenue increased 13 percent as 16 percent higher selling prices due to higher raw material, energy, and distribution prices were partially offset by 2 percent lower sales volume/mix.

EBIT decreased due to higher manufacturing costs and lower sales volume/mix. Higher selling prices were offset by higher raw material, energy, and distribution costs.

Cash Flow

In first nine months 2022, cash from operating activities was $518 million, compared to $1,189 million in first nine months 2021. The decline was primarily due to lower adjusted EBITDA, higher cash tax payments, higher variable compensation payouts, and an increased use of cash in working capital driven by continued inflationary pressures. In first nine months 2022, the company returned $1,192 million to stockholders through share repurchases and dividends. See Table 5. The company expects share repurchases for the full year to be approximately $1 billion. Priorities for uses of available cash for the remainder of 2022 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2022 Outlook

Commenting on the outlook for full-year 2022, Costa said: Through nine months of 2022, we have demonstrated the resilience of our portfolio as we leveraged our innovation-driven growth model to improve product mix in key markets. The mix improvement mostly offset weakening demand and destocking, primarily in building and construction and industrial end markets, particularly in Europe and China. We’ve also implemented significant price increases to offset historic inflation in raw material, energy, distribution, and other costs. Looking forward to the fourth quarter, challenges to the global economy have increased, including softening end-market demand, accelerated inventory destocking, and the strong U.S. dollar. In addition, we expect continued high energy, raw material, and distribution costs will limit spread improvement in our specialty businesses. In this environment, we remain focused on outperforming our underlying markets as we drive continued mix improvement. Putting this all together, we expect fourth-quarter and full-year 2022 adjusted EPS to be between $1.10 and $1.40 and $8.05 and $8.35, respectively, and operating cash flow to be between $1 billion and $1.2 billion.

The full-year 2022 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers and suppliers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, share repurchases, and cash and cash equivalents for full-year 2022. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2021, and the Form 10-Q to be filed for third-quarter 2022, both of which are or will be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on October 28, 2022, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on October 27, 2022. To listen via telephone, the dial-in number is +1 (844) 200-6205, passcode number 840620. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from approximately 1:00 p.m. ET, October 28, 2022, to 11:59 p.m. ET, November 7, 2022, at +1 (866) 813-9403 passcode 703929.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenue of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 27, 2022

For Eastman Chemical Company Third Quarter 2022 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2022	2021	2022	2021
Sales	$2,709	$2,720	$8,207	$7,782
Cost of sales (1)	2,168	2,058	6,446	5,841
Gross profit	541	662	1,761	1,941
Selling, general and administrative expenses	173	201	554	587
Research and development expenses	68	66	200	187
Asset impairments and restructuring charges, net	2	7	23	29
Other components of post-employment (benefit) cost, net	(30)	(36)	(95)	(109)
Other (income) charges, net	1	(6)	3	(11)
Net (gain) loss on divested businesses (2)(3)	3	60	(7)	555
Earnings before interest and taxes	324	370	1,083	703
Net interest expense	43	49	134	150
Earnings before income taxes	281	321	949	553
(Benefit from) provision for income taxes	(20)	(33)	155	66
Net earnings	301	354	794	487
Less: Net earnings attributable to noncontrolling interest	—	3	2	8
Net earnings attributable to Eastman	$301	$351	$792	$479

Basic earnings per share attributable to Eastman	$2.48	$2.60	$6.34	$3.53
Diluted earnings per share attributable to Eastman	$2.46	$2.57	$6.26	$3.49

Shares (in millions) outstanding at end of period	120.0	134.4	120.0	134.4
Shares (in millions) used for earnings per share calculation
Basic	121.0	135.3	124.9	135.8
Diluted	122.3	137.0	126.4	137.6
(1)First nine months 2022 includes $42 million costs, net of insurance proceeds, from the previously reported steam line incident at the Kingsport, site. See Tables 3A and 4A.
(2)Third quarter and first nine months 2022 relates to the sale of adhesives resins (including hydrocarbon resins, pure monomer resins, polyolefin polymers, rosins and dispersions, and oleochemical and fatty-acid based resins product lines) previously reported in the Additives & Functional Products ("AFP") segment.
(3)Third quarter and first nine months 2021 related to the sale of rubber additives (including CrystexTM insoluble sulfur and SantoflexTM antidegradants) and other product lines and related assets and technology of the global tire additives business previously reported in the AFP segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the 2021 Annual Report on Form 10-K.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Segment
Additives & Functional Products	$820	$729	$2,460	$1,993
Advanced Materials	888	770	2,471	2,255
Chemical Intermediates	751	731	2,411	2,072
Fibers	250	222	705	662
Total Sales by Segment	2,709	2,452	8,047	6,982
Other (1)	—	268	160	800
Total Eastman Chemical Company	$2,709	$2,720	$8,207	$7,782
(1)"Other" includes sales revenue and earnings before interest and taxes ("EBIT") from the divested rubber additives and adhesives resins businesses previously part of the AFP segment. See Quarterly Report on Form 10-Q for first quarter 2022 for details.

Table 2B – Sales Revenue Change

	Third Quarter 2022 Compared to Third Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Additives & Functional Products	12%	1%	16%	(5)%	—%
Advanced Materials	15%	3%	16%	(4)%	—%
Chemical Intermediates	3%	(9)%	14%	(2)%	—%
Fibers	13%	(2)%	16%	(1)%	—%
Other (2)	(100)%	—%	—%	—%	(100)%
Total Eastman Chemical Company	—%	(1)%	14%	(3)%	(10)%
	First Nine Months 2022 Compared to First Nine Months 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Additives & Functional Products	23%	7%	20%	(4)%	—%
Advanced Materials	10%	(1)%	13%	(2)%	—%
Chemical Intermediates	16%	(3)%	21%	(2)%	—%
Fibers	6%	(5)%	12%	(1)%	—%
Other (2)	(80)%	—%	—%	—%	(80)%
Total Eastman Chemical Company	5%	—%	15%	(2)%	(8)%
(1)Contribution to sales revenue of businesses divested which are not in 2022 comparable periods.
(2)Sales revenue from divested businesses makes up 100 percent of Other. See Table 2A Note 1.

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Customer Location
United States and Canada	$1,202	$1,197	$3,704	$3,398
Europe, Middle East, and Africa	680	698	2,106	2,042
Asia Pacific	662	658	1,912	1,877
Latin America	165	167	485	465
Total Eastman Chemical Company	$2,709	$2,720	$8,207	$7,782

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Additives & Functional Products
Earnings before interest and taxes (2)	$126	$130	$419	$346
Asset impairments and restructuring charges, net	—	1	—	3
Excluding non-core items	126	131	419	349
Advanced Materials
Earnings before interest and taxes	131	125	333	421
Asset impairments and restructuring charges, net (3) (4)	1	3	19	7
Accelerated depreciation	—	—	—	4
Excluding non-core items	132	128	352	432
Chemical Intermediates
Earnings before interest and taxes	85	130	373	336
Asset impairments and restructuring charges, net (5)	1	2	3	13
Excluding non-core items	86	132	376	349
Fibers
Earnings before interest and taxes	21	32	82	114
Other
Loss before interest and taxes (2)	(39)	(47)	(124)	(514)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net (6)	—	—	(3)	—
Asset impairments and restructuring charges, net (7)	—	1	1	6
Steam line incident costs, net of insurance proceeds (8)	—	—	42	—
Net (gain) loss on divested businesses and transaction costs (9)	7	68	8	563
Environmental and others costs (10)	—	—	15	—
Excluding non-core and unusual items	(32)	22	(61)	55

Total Eastman Chemical Company
Earnings before interest and taxes	324	370	1,083	703
Mark-to-market pension and other postretirement benefit plans (gain), net	—	—	(3)	—
Asset impairments and restructuring charges, net	2	7	23	29
Net (gain) loss on divested businesses and related transaction costs	7	68	8	563
Steam line incident costs, net of insurance proceeds	—	—	42	—
Accelerated depreciation	—	—	—	4
Environmental and other costs	—	—	15	—
Total earnings before interest and taxes excluding non-core and unusual items	$333	$445	$1,168	$1,299
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2021 for description of third quarter and first nine months 2021 non-core items.
(2)See Table 2A Note 1.
(3)Loss on transfer of previously impaired assets to a third party of $16 million in first nine months 2022 relates to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.
(4)Site closure costs in third quarter and first nine months 2022 of $1 million and severance charges of $2 million in first nine months 2022, from the previously reported closure of a performance films manufacturing facility in North America as part of ongoing site optimization.
(5)Site closure costs from closure of the Singapore manufacturing site.
(6)Net gain of $3 million in first nine months 2022 relates to the curtailment and remeasurement of a Non-U.S. pension plan, triggered by the sale of the adhesives resins business and remeasurement of a U.S. pension plan triggered by settlements.
(7)Severance charges as part of business improvement, offset by site closure costs, net, from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization.
(8)See Table 1 Note 1.
(9)See Table 1 Note 2.
(10)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$324	$370	$1,083	$703
Costs of sales	—	—	42	4
Selling, general and administrative expenses	4	8	15	8
Asset impairments and restructuring charges, net	2	7	23	29
Other components of post-employment (benefit) cost, net	—	—	(3)	—
Other (income) charges, net	—	—	15	—
Net (gain) loss on divested businesses	3	60	(7)	555
Total earnings before interest and taxes excluding non-core and unusual items	$333	$445	$1,168	$1,299

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2022		2021		2022		2021
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products (3)	$126	15.4%	$131	18.0%	$419	17.0%	$349	17.5%
Advanced Materials	132	14.9%	128	16.6%	352	14.2%	432	19.2%
Chemical Intermediates	86	11.5%	132	18.1%	376	15.6%	349	16.8%
Fibers	21	8.4%	32	14.4%	82	11.6%	114	17.2%
Total segment EBIT excluding non-core and unusual items	365	13.5%	423	17.3%	1,229	15.3%	1,244	17.8%
Other (3)	(32)		22		(61)		55
Total EBIT excluding non-core and unusual items	$333	12.3%	$445	16.4%	$1,168	14.2%	$1,299	16.7%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$324	$281	$(20)	(7)%	$301	$2.46
Non-Core Items: (1)
Asset impairments and restructuring charges, net	2	2	—		2	0.01
Net (gain) loss on divested businesses and related transaction costs	7	7	28		(21)	(0.16)
Interim adjustment to tax provision (2)	—	—	32		(32)	(0.26)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$333	$290	$40	14%	$250	$2.05

	Third Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$370	$321	$(33)	(10)%	$351	$2.57
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	7	7	2		5	0.04
Net (gain) loss on divested businesses and related transaction costs	68	68	24		44	0.30
Adjustments from tax law changes (3)	—	—	15		(15)	(0.11)
Interim adjustment to tax provision (2)	—	—	47		(47)	(0.34)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$445	$396	$55	14%	$338	$2.46

(1)See Table 3A for description of third quarter 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2022 and 2021 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)Decrease to the provision for income taxes due to adjustment of the amount recognized in prior years as a result of the 2017 Tax Cuts and Jobs Act.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Nine Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,083	$949	$155	16%	$792	$6.26
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	23	23	5		18	0.14
Net (gain) loss on divested businesses and related transaction costs	8	8	(35)		43	0.35
Steam line incident costs, net of insurance proceeds	42	42	10		32	0.25
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(3)	(3)	—		(3)	(0.02)
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (2)	—	—	16		(16)	(0.13)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,168	$1,034	$155	15%	$877	$6.94

	First Nine Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$703	$553	$66	12%	$479	$3.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	29	29	6		23	0.16
Net (gain) loss on divested businesses and related transaction costs	563	563	54		509	3.69
Accelerated depreciation	4	4	1		3	0.02
Adjustments from tax law changes (3)	—	—	15		(15)	(0.11)
Interim adjustment to tax provision (2)	—	—	29		(29)	(0.20)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,299	$1,149	$171	15%	$970	$7.05
(1)See Table 3A for description of first nine months 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first nine months 2022 and 2021 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)Decrease to the provision for income taxes due to adjustment of the amount recognized in prior years as a result of the 2017 Tax Cuts and Jobs Act.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2022	2021
Effective tax rate	16%	12%
Tax impact of current year non-core and unusual items (2)	(1)%	3%
Changes in tax contingencies and valuation allowances	1%	1%
Forecasted full year impact of expected tax events	(1)%	(1)%
Forecasted full year adjusted effective tax rate	15%	15%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.0 percent for both first nine months 2022 and 2021.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Operating activities
Net earnings	$301	$354	$794	$487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	117	127	360	416
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	—	—	(3)	—
Asset impairment charges	—	—	—	5
Loss on sale of assets	—	—	15	—
(Gain) loss on divested business	3	60	(7)	555
Provision for (benefit from) deferred income taxes	27	(38)	(54)	(66)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	52	(78)	(111)	(439)
(Increase) decrease in inventories	(177)	(155)	(549)	(369)
Increase (decrease) in trade payables	8	71	187	377
Pension and other postretirement contributions (in excess of) less than expenses	(34)	(45)	(115)	(142)
Variable compensation (in excess of) less than expenses	15	82	(117)	90
Other items, net	(56)	169	118	275
Net cash provided by operating activities	256	547	518	1,189
Investing activities
Additions to properties and equipment	(161)	(117)	(408)	(315)
Proceeds from sale of business	—	—	998	—
Acquisitions, net of cash acquired	—	(48)	(1)	(111)
Additions to capitalized software	(3)	(6)	(10)	(18)
Other items, net	6	1	19	(3)
Net cash provided by (used in) investing activities	(158)	(170)	598	(447)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	355	(25)	355	(50)
Proceeds from borrowings	—	—	500	—
Repayment of borrowings	(200)	—	(750)	—
Dividends paid to stockholders	(94)	(94)	(290)	(282)
Treasury stock purchases	(150)	(150)	(902)	(290)
Proceeds from stock option exercises and other items, net	1	—	(11)	38
Net cash used in financing activities	(88)	(269)	(1,098)	(584)
Effect of exchange rate changes on cash and cash equivalents	(5)	—	(16)	(5)
Net change in cash and cash equivalents	5	108	2	153
Cash and cash equivalents at beginning of period	456	609	459	564
Cash and cash equivalents at end of period	$461	$717	$461	$717

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2022	2021
Total borrowings	$5,065	$5,159
Less: Cash and cash equivalents	461	459
Net debt (1)	$4,604	$4,700

(1)Includes non-cash decrease of $199 million in 2022 and non-cash decrease of $113 million in 2021 resulting from foreign currency exchange rates.